Exhibit 3.11

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
CLOPAY BUILDING PRODUCTS COMPANY, INC.

Clopay Building Products Company, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted the following resolution proposing and declaring advisable the following amendment of the Certificate of Incorporation of the Corporation:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by revising Paragraph 1 contained therein such that, as amended, such Paragraph shall read in its entirety as follows:

“1. Name. The name of the corporation is Clopay Corporation.”

SECOND: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with Section 242 of the DGCL.

THIRD: This Certificate of Amendment of the Certificate of Incorporation shall be effective at 12:01 a.m. eastern standard time on August 27, 2019.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 26th day of August, 2019.

/s/ Seth L. Kaplan
Seth L. Kaplan
Vice President